EXHIBIT 99.1
CALCULATION OF THE MAXIMUM NOTES BALANCE AT JUNE 30, 2005
UNDER THE SENIOR SECURED NOTES FACILITY DATED JANUARY 13, 2005
(dollars in thousands)

I. Lesser of:
A. the product of:
1. the Free Cash Flow Multiple	9.0x
Multiplied by 2. Services Business Free Cash Flow	$7,003

		$63,027
Or B. the product of:
x. 2.0 times	2.0x
multiplied by y. Services Business Revenue	$18,698

		$37,396
II. Lesser of
1. 50% of the results of the immediately preceding clause (I)		$18,698
Or 2. 30% of the Company’s After-tax PV10		$11,141
III. 10% of the Company’s After-tax PV10		$3,714

Maximum Notes Balance = (I) + (II) + (III)		$52,251

Aggregate Notes Outstanding at Determination Date		$30,000

Company’s After-tax PV10 as of June 30, 2005		$37,135
Services Business Revenue {Section 2(a)(xxxx)}		$18,698
Services Business operating income	$5,709
Services Business depreciation and amortization expense	1,294
Less: Any net operating income from affiliates	—

(A) Services Business net operating income before interest, taxes, depreciation and amortization		$7,003
(B) Aggregate interest paid on permitted indebtedness		280
Services Business capital expenditures	$2,827
Less: Issuances of stock by Infinity, less costs	(9,478)

Less: Aggregate interest expense	(280)

Services Business capital expenditures, not funded	(280)	(280)

Services Business Free Cash Flow {Section 2(a)(xxxix)}		$7,003